Exhibit 99.1

News Release

Waddell & Reed Financial, Inc. Announces Assets Under Management

Overland Park, KS, Jun. 9, 2017 – Waddell & Reed Financial, Inc. (NYSE: WDR) today reported preliminary assets under management of $80.9 billion for the month ended May 31, 2017, compared to $81.1 billion on March 31, 2017.  The company had outflows of $1.4 billion during the month of April and $0.5 billion during the month of May, which were offset by positive market action in both months.  Outflows in our unaffiliated retail channel in May were at their lowest levels since April 2014.  Assets under management were $81.5 billion on June 8, an increase of 0.5% quarter to date.

Net Flows

($ in Millions)

	Retail
Month Ended	Unaffiliated	Broker-Dealer	Institutional	Total
April 2017	(383)	(242)	(742)	(1,367)
May 2017	(31)	(282)	(150)	(463)

The purpose of this release is to clarify flow data during the quarter in light of reported industry data.  We expect to announce second quarter results on Tuesday, August 1, 2017.

Cautionary Statement

We have not yet finalized assets under management as of May 31, 2017.  The preliminary information included in this news release reflects management’s estimate based on currently available information.  Estimates are subject to change. Accordingly, you should not place undue reliance upon this preliminary information.

Contacts

Investor Contact:

Nicole Russell, VP, Investor Relations, (913) 236-1880, nrussell@waddell.com

Mutual Fund Investor Contact:

Call (888) WADDELL, or visit www.waddell.com or www.ivyfunds.com.

About the Company

Waddell & Reed, Inc., founded in 1937, is one of the oldest mutual fund complexes in the United States, having introduced the Waddell & Reed Advisors Group of Mutual Funds in 1940. Today, we distribute our investment products through the retail unaffiliated distribution channel (encompassing broker/dealer, retirement, and registered investment advisors), our retail broker-dealer channel (through financial advisors), and our Institutional channel (including defined benefit plans, pension plans and endowments, and our subadvisory partnership with Mackenzie in Canada).

Through its subsidiaries, Waddell & Reed Financial, Inc. provides investment management and financial planning services to clients throughout the United States and internationally. Waddell & Reed Investment Management Company serves as investment adviser to the Waddell & Reed Advisors Group of Mutual Funds, while Ivy Investment Management Company serves as investment adviser to Ivy Funds, Ivy NextShares, Ivy Variable Insurance Portfolios and InvestEd Portfolios, and investment adviser and global distributor to the Ivy Global Investors SICAV, an umbrella UCITS fund range domiciled in Luxembourg. Waddell & Reed, Inc. serves as principal underwriter and distributor to the Waddell & Reed Advisors Group of Mutual Funds and InvestEd Portfolios, while Ivy Distributors, Inc. serves as principal underwriter and distributor to Ivy Funds and Ivy Variable Insurance Portfolios.